Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-276243

Prospectus Supplement
(To Prospectus Dated May 16, 2024)

CAPTIVISION INC.

Primary Offering of up to

24,204,341 Ordinary Shares

Secondary Offering of up to

38,200,001 Ordinary Shares

11,950,000 Warrants to Purchase Ordinary Shares

This Prospectus Supplement amends and supplements information contained in that certain Prospectus, dated May 16, 2024 (the “Prospectus”), relating to, among other things, (i) the resale by certain selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of an aggregate of 38,200,001 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Captivision Inc. (“us,” “we,” “Captivision” or the “Company”), (ii) the offer and sale by the Company of up to 23,449,990 Ordinary Shares that are issuable upon the exercise of warrants of the Company, each exercisable at $11.50 for one Ordinary Share and (iii) 754,351 Ordinary Shares for issuance upon cash exercise of Converted Options (as defined in the Prospectus). The Company will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K filed with the Securities and Exchange Commission on August 2, 2024, which is set forth below.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 2, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number: 001-41869

Captivision Inc.

(Exact name of registrant as specified in its charter)

298-42 Chung-buk Chungang-ro Chung-buk,

Pyeong-taek, Gyounggi, Republic of Korea

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

On July 29, 2024, Captivision Korea Inc., a corporation (chusik hoesa) organized under the laws of the Republic of Korea (“Captivision Korea”) and wholly owned subsidiary of Captivision Inc., a Cayman Islands exempted company (the “Company”) entered into a Private Bonds Subscription Agreement (the “Subscription Agreement”) with certain individuals listed on Annex 1 thereto (each a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Subscribers agreed to subscribe to and Captivision Korea agreed to issue an aggregate amount of KRW 1,900,000,000 (approximately $1,377,120) of unregistered private placement bonds (the “Bonds”). The Bonds mature on July 29, 2026 and bear an interest rate of 2.00% per annum to be paid on the date of every three months from the date of issuance. The yield-to-date maturity rate shall be 6.00% per annum.

Pursuant to the terms of the Subscription Agreement, a Subscriber may request early redemption for all or part of the issue price of the Bonds (i) from October 29, 2024, which is three months from the date of the issuance of the Bonds, until the day before the maturity date; and (ii) at any time after the issuance date upon the occurrence of an event of default of the Subscription Agreement. If a Subscriber requests early redemption, Captivision Korea shall repay the principal of the Bonds requested for early redemption within three months from the date of receipt of the early redemption request form provided by such Subscriber (the “Early Redemption Payment Date”), and interest from the date of the request for early redemption until the Early Redemption Payment Date shall not be paid.

If a Subscriber makes a request for early redemption, at such Subscriber’s discretion, he or she may be repaid by making an in-kind contribution of monetary claims, which are held against Captivision Korea upon the exercise of the right of early redemption, to the Company, and thereafter would be issued ordinary shares of the Company, each a “D/E Conversion”. The issue price per ordinary share of the Company for a D/E Conversion shall be $2.50. The approximate maximum numbers of shares that might be issued is 550,848 ordinary shares.

The issuance of the Bonds was made in reliance on an exemption for private offerings pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The foregoing description of the Private Bonds Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Private Bonds Subscription Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

The information in this Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Private Bonds Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Captivision Inc.

By:	/s/ Gary R. Garrabrant
Name:	Gary R. Garrabrant
Title:	Chairman and Chief Executive Officer

Date: August 2, 2024

Exhibit 10.1

Form of Private Bonds Subscription Agreement

This PRIVATE BONDS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of July 29, 2024, by and between:

1.
Captivision Korea Inc., a corporation (chusik hoesa) organized and existing under the laws of the Republic of Korea (“Korea”) and having its registered office at 298-42, Cheongbukjungang-ro, Cheongbuk-eup, Pyeongtaek-si, Gyeonggi-do, Korea (the “Issuer”); and

2.
Individuals listed under Annex 1 (each, a “Subscriber” or “Bondholder”).

The Issuer and the Subscriber or the Bondholder are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Issuer, pursuant to the resolution of its board of directors held on July 26 2024, hereby enters into this Agreement with the Subscribers of the 2nd unsecured and unsubordinated private placement bonds (the “Bonds”) to be issued on July 29, 2024, as set forth in this Agreement; and

WHEREAS, under this Agreement, “subscription” refers to the acquisition of rights related to the Bonds issued pursuant to this Agreement and does not refer to the “underwriting” defined under Article 9(11) of the Financial Investment Services and Capital Markets Act.

NOW, THEREFORE, in consideration of the foregoing understanding, the Parties hereby enter into this Agreement regarding the issuance and subscription of the Bonds as follows:

Article 1. Purpose of the Agreement.

The purpose of this Agreement is to establish the rights and obligations between the Issuer and the Subscriber in relation to the Subscriber’s acquisition of the Bonds issued by the Issuer.

Article 2. Subscription of the Bonds.

The Issuer shall issue the Bonds under the terms and conditions set forth in this Agreement and shall allocate them to the Subscriber as follows, and the Subscriber shall subscribe them:

Subscriber	Subscription Amount
Aether	1,300,000,000
Kyoung Hoon Lee	200,000,000

Taejong Kang	200,000,000
Dongmin Kim	100,000,000
Gyunglan Jung	50,000,000
Shinjung Han	50,000,000
Total	1,900,000,000

Article 3. Terms and Conditions for Issuance of the Bonds.

The terms and conditions of the Bonds issued by the Issuer are as follows:

1.
Name of the Issuer: Captivision Korea Inc.

2.
Name of the Bonds: Captivision Korea Inc.’s 2nd Unregistered Private Placement Bonds without Guarantee

3.
Type of the Bonds: Unregistered private placement bonds without guarantee

4.
Aggregate principal amount of the Bonds: KRW 1,900,000,000

5.
Issue price of the Bonds: 100% of the aggregate principal amount of the Bonds

6.
Total amount of the issue price of the Bonds: KRW 1,900,000,000

7.
Amount and number of Bond certificates: 2 Bond certificates with face value of KRW 200,000,000 each, 13 Bond certificates with face value of KRW 100,000,000 each and 4 Bond certificates with face value of KRW 50,000,000

8.
Details of the Subscription of the Bonds: The subscription details of the Bonds for each Subscriber are as follows:

Subscriber	Subscription Amount	Principal Amount	Number of Bond Certificates
Aether	KRW 1,300,000,000	KRW 100,000,000	13
		KRW 50,000,000	2
Kyoung Hoon Lee	KRW 200,000,000	KRW 200,000,000	1
Taejong Kang	KRW 200,000,000	KRW 200,000,000	1

Dongmin Kim	KRW 100,000,000	KRW 100,000,000	1
Gyunglan Jung	KRW 50,000,000	KRW 50,000,000	1
Shinjung Han	KRW 50,000,000	KRW 50,000,000	1
Total	KRW 1,900,000,000		19

9.
Restriction on Split and Reverse-Split of the Bonds: The Bonds shall be issued as unregistered private placement bonds without guarantee, the number of bond certificates shall be less than fifty (50), and split of the Bonds shall be prohibited for one (1) year after the issuance, which shall be stated in the bond certificates.

10.
Interest Rate of the Bonds: From the date of issuance of the Bonds to the date immediately preceding the maturity date of the Bonds, the coupon rate for each bond issue price shall be 2.00% per annum, the interest calculated accordingly shall be paid on the date of every three (3) months from the date of issuance, and the yield-to-maturity rate shall be 6.00% per annum.

11.
Method and Deadline for the Repayment of the Bonds: The total principal amount of the Bonds shall be repaid in a lump sum on the maturity date, with amounts less than one (1) KRW rounded down; provided, however, that if the maturity date is not a business day (a day other than Saturday, public holidays, and days on which banks in Seoul conduct routine business, excluding days when only some banks or some branches of banks are open), the next business day shall be deemed the maturity date, and interest after the original maturity date shall not be calculated.

12.
Matters Concerning the Right of Early Redemption: The Bondholder may request early redemption for all or part of the issue price of the Bonds (i) from October 29, 2024, which is three (3) months from the date of issuance of the Bonds, until the day before the maturity date, and (ii) at any time after the issuance date upon the occurrence of an event of default under Article 3.21 of this Agreement. In the event that the Bondholder requests early redemption, the Issuer shall repay the principal of the Bonds requested for early redemption within three (3) months from the date of receipt of the early redemption request form provided by the Bondholder (the “Early Redemption Payment Date”), and the interest rate from the date of the request for early redemption until the Early Redemption Payment Date shall be 6.00% per annum; provided however, that if the Early Redemption Payment Date is not a business day, the next business day shall be deemed the Early Redemption Payment Date, and interest after the Early Redemption Payment Date shall also not be paid.

(1)
Early Redemption Request Period: The Bondholder may request early redemption to the Issuer three (3) months after the issuance date until the day before the maturity date; provided, however, that if the end date of the such request period for early redemption is not a business day, the next business day shall be deemed the end date.

(2)
Early Redemption Request Place: The head office of the Issuer.

(3)
Early Redemption Request Procedure: If the Bondholder wishes to exercise his or her early redemption right, he or she must submit the early redemption request form and documents proving his or her status as a bondholder (e.g., bond certificate) to the place of the request for early redemption, described under Article 3.13(2) above, before the maturity date.

(4)
Additional Agreement on Repayment of Monetary Claims Arising from Early Redemption Requests: If the Bondholder makes a request for early redemption under this Article 3.13(4), at the Bondholder’s discretion, he or she may be repaid by making an in-kind contribution of monetary claims, which are held against the Issuer upon the exercise of the right of early redemption, to the parent company of the Issuer (i.e., Captivision Inc., the “Parent Company”), and thereafter being issued new ordinary shares of the Parent Company (the “D/E Conversion”). The detailed terms and conditions for the D/E Conversion shall be separately agreed upon by the Bondholder, the Issuer, and the Parent Company (other than that the issue price per ordinary share of the Parent Company’s shares shall be USD $2.50). The period from the Bondholder’s application for the D/E Conversion until the allotment of the new ordinary shares of the Parent Company to the Bondholder (the “New Share Allotment Period”) shall be three (3) weeks, provided that no interest shall be paid for the New Share Allotment Period.

13.
Late Payment Interest: If the Issuer fails to pay the principal or interest on the due dates specified in Article 3.11 or 3.21 of this Agreement, late payment interest shall be paid on the overdue principal and interest amount. The late payment interest rate shall be three percent (3%) per annum on a compound annual basis. Late payment interest shall be calculated on a daily basis, with a year counted as 365 days.

14.
Place of Payment for the Bonds: Hana Bank, Dongtan Banking Center

15.
Intended Use of the Bonds: Working capital

16.
Date of the Subscription Agreement for the Bonds: July 29, 2024

17.
Bond Payment Date: July 29, 2024

18.
Bond Issuance Date: July 29, 2024

19.
Bond Maturity Date: July 29, 2026

20.
Method of Bond Issuance: The Bonds shall be issued in physical form as unregistered bonds.

21.
Event of Default for the Issuer

(1)
In the event of any of the following occurrences with respect to the Issuer, the

Bondholder may accelerate and demand repayment of all or part of the Bonds through written notice to the Issuer. Upon receiving such written notice, the Bonds shall be accelerated and the Issuer shall pay the Bondholder the unpaid principal in full or in part. The Issuer shall pay the Bondholder the late payment interest calculated in accordance with Article 3.13 of this Agreement from the day following the event of default until the actual payment date:

A.
The Issuer applies for bankruptcy or rehabilitation procedures, or if an applicant for such procedures against the Issuer does not withdraw the application within twenty (20) business days, or if the Issuer is declared bankrupt or rehabilitation procedures are initiated;

B.
Events that significantly affects the credit of the Issuer, such as (i) the Issuer’s receipt of notice from the prime creditor bank that it is classified as a company showing signs of insolvency under the Corporate Restructuring Promotion Act, (ii) the Issuer’s application for initiation of management procedures under Article 5(2) of the same Act, or (iii) initiation of private procedures such as business management by financial institutions or similar procedures (including cases where similar procedures are initiated due to the enactment or amendment of laws);

C.
The Issuer reaches the expiration of its duration or encounters a cause for dissolution specified in its articles of incorporation, receives a dissolution order or judgment from the court, or resolves to proceed with dissolution at a general meeting of shareholders;

D.
The Issuer suspends or ceases business operations, or receives a suspension or cancellation of important business operations from the supervisory authority; provided, however, that temporary suspension of business due to administrative dispositions by supervisory agencies is excluded;

E.
The Issuer's promissory notes or checks are dishonored, or the Issuer's bank transactions are suspended or prohibited for any reason, or the Issuer is recognized as being in a state of insolvency or payment suspension, including when the Issuer is listed in the default debtor list or other similar lists;

F.
The Issuer fails to fulfill its obligations, within five (5) business days of the due date, to repay the principal or interest due;

G.
An attachment order is issued against all or a significant portion of the Issuer’s assets, or a voluntary auction is initiated;

H.
Any of the representations and warranties made by the Issuer in Article 6 of this Agreement or the documents and certificates provided under this Agreement are found to be false or erroneous in significant parts;

I.
The Issuer violates its obligation to the Bondholder for its compliance with conditions under this Agreement and fails to correct such violations within two (2) weeks;

J.
An external auditor of the Issuer provides an opinion other than an unqualified opinion in the semi-annual or annual audit report for the Issuer; and

K.
In addition to the above, if the Issuer is unable to perform this Agreement due to its wrongful acts by intentional or gross negligence in connection with this Agreement or if the Issuer causes damage to its management, thereby causing financial loss to the Subscriber.

(2)
A repayment demand under this Article 3.22 shall not affect the Bondholder’s other claims for damages against the Issuer.

(3)
The Issuer shall immediately notify the Subscriber or Bondholder in writing of any facts related to the occurrence of any event that constitutes a loss of benefit of time (or conditions, situations, or acts that may constitute such an event along with the delivery of a notice, passage of time, and/or issuance of a certificate).

Article 4. Payment of Expenses.

All expenses incurred in connection with the issuance of the Bonds shall be borne by the Issuer; provided, however, that taxes and other expenses incurred in connection with the execution and performance of this Agreement shall be borne by each of the Parties.

Article 5. Resale of the Bonds.

1.
The Bondholder may not resell the acquired Bonds to a third party without the prior written consent of the Issuer.

2.
In the event that the Bondholder resells the Bonds with the prior written consent of the Issuer, the rights and obligations of the Bondholder under this Agreement (including all rights under this Agreement, such as the right of early redemption and the obligations under the Annex) shall be automatically transferred to the party acquiring the Bonds, and the Subscriber shall be exempted from the obligations under this Agreement to the extent of the resale.

Article 6. Representations and Warranties of the Issuer.

1.
As of the date of this Agreement and the payment date, the Issuer represents and warrants to the Bondholder as follows:

(1)
The Issuer is legally established and existing under the laws of the Republic of Korea and has the ability and qualifications to conduct its current business. The Issuer is not in liquidation, nor is it undergoing or about to undergo bankruptcy, corporate rehabilitation procedures, management procedures for companies showing signs of insolvency under the Corporate Restructuring Promotion Act, or any similar procedures;

(2)
The Issuer has completed all authorization procedures required by its articles of incorporation or by law, including resolutions of its board of directors and/or general meeting of shareholders, in relation to the execution and performance of this Agreement (including the issuance of the Bonds to the Bondholder);

(3)
The Issuer holds all necessary licenses and permits from the government and supervisory authorities for its current business operations and has the legal right to own or use the patents, trademarks, copyrights, and other intellectual property it currently holds;

(4)
No grounds for dissolution under Article 517 of the Korean Commercial Act or other laws have occurred; and

(5)
No promissory notes or checks issued by the Issuer have been dishonored, and there have been no suspensions or prohibitions of transactions with banks.

2.
The Issuer shall immediately notify the Bondholder of any events or circumstances that give or would be expected to give rise to the representation or warranty made by the Issuer under this Agreement becoming false or inaccurate in any material respect, at any time before the payment of the subscription price for the Bonds on the date of issuance.

Article 7. Representations and Warranties of the Subscriber.

1.
As of the date of this Agreement and the payment date, the Subscriber represents and warrants to the Issuer as follows:

(1)
Subscriber is (i) an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), in each case, satisfying the applicable requirements set forth in the Securities Act, (ii) acquiring the Bonds only for its own account and not for the account of others, , and (iii) not acquiring the Bonds with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber is not an entity formed for the specific purpose of acquiring the Bonds.

(2)
Subscriber is a sophisticated investor, experienced in investing in securities transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and has exercised independent judgment in evaluating its participation in the acquisition of the Bonds.

(3)
Subscriber understands that the Bonds are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and that the Bonds have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction, and as a result, the distribution of the Bonds to Subscriber is being made pursuant to an exemption from registration under the Securities Act. Subscriber understands that the Bonds may not be resold, transferred, pledged, or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Bonds (if any) shall contain a legend to such effect. Subscriber acknowledges that the Bonds will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act and will not be immediately eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Subscriber understands and agrees that the Bonds will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Bonds and may be required to bear the financial risk of an investment in the Bonds for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge, or transfer of any of the Bonds. By making the representations herein, Subscriber does not agree to hold any of the Bonds for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Bonds at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(4)
Subscriber understands and agrees that Subscriber is acquiring the Bonds directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants, or agreements made to Subscriber by the Issuer or any of its affiliates or control persons, officers, directors, employees, agents, partners or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those made by the Issuer expressly set forth in this Agreement.
(5)
Subscriber represents and warrants that it (i) is acquiring the Bonds for investment, (ii) has no current plan or intention to dispose of or otherwise transfer the Bonds and (iii) is under no binding agreement to dispose of or otherwise transfer the Bonds.
(6)
In making its decision to acquire the Bonds, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review and understand such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Bonds, including with respect to the Issuer, the acquisition of the Bonds or the other transactions contemplated by the Agreement and has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Bonds. Without limiting the generality of the foregoing, Subscriber acknowledges that it has had an opportunity to review the documents available on the Securities and Exchange Commission’s (the “Commission”) EDGAR system. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers, and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Bonds and conducted and completed their own independent diligence concerning the Issuer, the Bonds, the offer of the Bonds and the other transactions contemplated by this Agreement. Based upon such information as Subscriber has deemed appropriate, Subscriber has independently made its own analysis and decision to acquire the Bonds and enter into the transactions contemplated herein. Except for the representations, warranties and agreements of the Issuer expressly set forth in this Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Issuer or the Bonds, the offer of the Bonds or the other transactions contemplated by this Agreement.

(7)
Subscriber became aware of this transaction solely by means of direct contact between Subscriber, on the one hand, and the Issuer or its representatives, on the other hand. The Bonds were offered to Subscriber solely by such direct contact. Subscriber did not become aware of this transaction, nor were the Bonds offered to Subscriber, by any other means. Subscriber acknowledges that the Bonds (i) were not offered to it by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered to it in a manner involving a public offering under, or, to its knowledge, in a distribution in violation of, the Securities Act or any other applicable securities laws.

(8)
Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Bonds, including those set forth in the Parent Company’s documents filed with the Commission. Subscriber is a sophisticated investor, is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Bonds. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that neither the Issuer nor any of its agents or affiliates, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Agreement.

(9)
Subscriber represents and acknowledges that Subscriber, alone, or together with its professional advisor(s), if any, has adequately analyzed and fully considered the risks of an investment in the Bonds and determined that the Bonds are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(10)
Subscriber understands and agrees that no United States federal or state agency has passed upon or endorsed the merits of the acquisition of the Bonds or made any findings or determination as to the fairness of an investment in the Bonds.

(11)
Neither Subscriber nor any other persons acting on behalf of Subscriber for the purposes of this Agreement is (i) a person or entity named on any sanctions list maintained by (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, (ii) the European Union, (iii) the United Nations Security Council, (iv) the government of the United Kingdom, including HM Treasury, or (v) any individual European Union member state (clauses (A)-(E), collectively, “Sanctions Bodies” and the sanctions lists maintained by the Sanctions Bodies, the “Sanctions Lists”), (ii) 50% or more owned or controlled by, or acting on behalf of, a person, that is named on a list maintained by any Sanctions Body, (iii) organized, incorporated, established, located, resident in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of Cuba, Iran, North Korea, Syria, the Crimea region and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other country or territory embargoed or subject to substantial trade restrictions by any Sanctions Body, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Subscriber”).

(12)
Subscriber is not currently (and at all times through the execution of this Agreement will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding, or disposing of securities of the Issuer or the Parent Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(13)
Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, including all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage or other similar financing arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers, of the Bonds until the consummation of this Transaction.

(14)
To Subscriber’s knowledge, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer or the Parent Company as a result of the acquisition by Subscriber of the Bonds hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer or the Parent Company from and after the consummation of this transaction as a result of the acquisition of the Bonds hereunder.

(15)
No broker, finder or other financial consultant has acted on behalf of or at the direction of Subscriber in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the Parent Company or any of its subsidiaries.

(16)
Subscriber acknowledges that (i) the Issuer currently has, and later may come into possession of, information regarding the Issuer that is not known to Subscriber and that may be material to enter into this Agreement (“Excluded Information”), and (ii) Subscriber has determined to enter into this Agreement to acquire the Bonds notwithstanding Subscriber’s lack of knowledge of the Excluded Information.

(17)
Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Issuer and the Parent Company.

Article 8. Notices.

All notices and other communications related to this contract shall be made in writing and sent to each party by personal delivery, fax, email, courier service, registered mail, or certified mail to the notice details below (or other notice details specified in a notice made in accordance with this article). However, in the event of any change in the address, telephone number, or fax number of the Bondholder or the Issuer, the relevant parties must be notified in writing within five (5) business days from the date of such change. All notices and communications shall be deemed to have been given (i) on the date of delivery if delivered by personal delivery, (ii) on the date of transmission if sent by fax, (iii) three (3) business days after dispatch if sent by courier service, registered mail, or certified mail, and (iv) upon confirmation of receipt by the recipient if sent by email. If the recipient refuses to accept the notice (including if it is impossible to deliver due to reasons attributable to the recipient) or if a Party fails to notify the other Party of a change in address, causing the other Party to send the notice to the following address or number, the notice shall be deemed to have reached the recipient upon dispatch.

1.
Notice to the Issuer

Captivision Korea Inc.

Attention: Seung Sick Kim

Address: 298-42, Cheongbukjungang-ro, Cheongbuk-eup, Pyeongtaek-si, Gyeonggi-do, Korea

Phone: +82-10-8765-0357

Fax: +82-70-5106-2845

Email: ss.kim@captivision.com

2.
Notice to the Bondholder

No.	Subscriber	Email	Notes
1	Aether	hisoar@naver.com
2	Kyoung Hoon Lee	nihil76@naver.com
3	Taejong Kang	taejongk1@naver.com
4	Dongmin Kim	dongmin815@naver.com
5	Gyunglan Jung	peacejung@gmail.com
6	Shinjung Han	sjhan4648@naver.com

Article 9. Governing Law and Dispute Resolution.

1.
This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Korea.

2.
The Seoul Central District Court shall have the exclusive jurisdiction for the first instance over all disputes related to the Bonds and this Agreement.

Article 10. Miscellaneous.

1.
Confidentiality and Prohibited Actions

(1)
Except as required by law in response to information requests from courts, government, financial supervisory authorities, or other government agencies, and as permitted by this Agreement, the Parties shall not disclose, divulge, or make public any transaction documents, intended matters by those documents, or any other matters related to this transaction, either directly or through their affiliates, employees, or agents, nor use such information for any purpose other than the performance of this Agreement.

(2)
During the validity of this Agreement, the Parties shall not disclose to any third party or use for any purpose other than the performance of this Agreement any information contained in the materials exchanged between the Parties or any information obtained about the other Party without the prior written consent of the other Party (provided, however, that information that the Party already knows through lawful means before receiving it from the other Party or information that has already become known to the public without violating this Article 9.1 shall be excluded).

2.
Denial of Agency

This Agreement shall not be construed as granting any Party the authority to act as an agent of the other Party or the Issuer, nor as granting the Issuer the authority to act as an agent of the Parties.

3.
Waiver

Unless the Bondholder clearly expresses his or her intention in writing, no action (such as delay or neglect in demanding performance, failure to demand performance, or failure to take any necessary action for performance) shall be construed as a waiver of the Bondholder’s rights under this Agreement. The Bondholder’s failure to exercise any rights under this Agreement shall not be considered a waiver of those rights, and the Bondholder may exercise any other rights without impairment.

4.
Severability

If any one or more provisions of this Agreements or documents related thereto are found to be invalid, void, or unenforceable under applicable law, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, two (2) copies of this Agreement are prepared and each Party shall sign and retain one (1) copy.

Issuer

Captivision Korea Inc.

By: ____________________________

Name: Kyung Rae Kim

Title: CEO

IN WITNESS WHEREOF, two (2) copies of this Agreement are prepared and each Party shall sign and retain one (1) copy.

Subscriber or Bondholder

By: ____________________________

Name: [●]

Annex 1

Subscription Amounts, Principal Amounts and Bond Certificates

Subscriber	Subscription Amount	Principal Amount	Number of Bond Certificates
Aether	KRW 1,300,000,000	KRW 100,000,000	12
		KRW 50,000,000	2
Kyoung Hoon Lee	KRW 200,000,000	KRW 200,000,000	1
Taejong Kang	KRW 200,000,000	KRW 200,000,000	1
Dongmin Kim	KRW 100,000,000	KRW 100,000,000	1
Gyunglan Jung	KRW 50,000,000	KRW 50,000,000	1
Shinjung Han	KRW 50,000,000	KRW 50,000,000	1
Total	KRW 1,900,000,000		19